Exhibit 2.3

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “IMMERSED INC.”, FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF OCTOBER, A.D. 2023, AT 12:09 O’CLOCK P.M.

6271491 8100	Authentication: 204455839
SR# 20233800582	Date: 10-26-23
You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
IMMERSED INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Immersed Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows.

1.            The name of this corporation is Immersed Inc. and that this corporation was originally incorporated under the name “Arajoy, Inc.” by the filing of its original certificate of incorporation pursuant to the General Corporation Law on January 4, 2017, which was amended and restated in its entirety on May 13, 2021 (as amended thereafter from time to time, the “Existing Certificate of Incorporation”).

2.            This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 242(b)(l) of the General Corporation Law and amends the Existing Certificate of Incorporation.

3.            Section 4.1 of Article IV of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“Section 4.1. Authorized Stock. The total number of shares which the Corporation shall have authority to issue is (a) 33,000,000 shares designated as Common Stock, par value $0.00001 per share (“Common Stock”), and (b) 8,950,000 shares designated as Preferred Stock, par value $0.00001 per share (“Preferred Stock”).”

This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 24th day of October 2023.

By:	/s/ Renji Bijoy
Renji Bijoy, Chief Executive Officer

State of Delaware Secretary of State Division of Corporations Delivered 12:09 PM 10/24/2023 FILED 12:09 PM 10/24/2023 SR 20233800582 - File Number 6271491